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                                                                 Exhibit 10.6

                               SERVICES AGREEMENT

         This Services Agreement (this "Agreement") is made effective January 1, 2003 by and between AMERICAN FINANCIAL GROUP, INC., on behalf of itself and certain of its affiliates providing services described herein (collectively, the "Supplier") and Infinity Property and Casualty Corporation, on behalf of itself and the subsidiaries listed on Appendix I attached hereto (collectively, the "Customer").

                                   WITNESSETH:

         WHEREAS, Supplier has personnel and resources to provide certain information, communication, financial, regulatory compliance and other services to Customer; and

         WHEREAS, Customer desires Supplier to provide, and Supplier has agreed to provide, on the terms and conditions set forth in this Agreement, such services for Customer's personal lines insurance business (the "Business"), a portion of which includes the personal lines agency book of business written by subsidiaries of Supplier and reinsured by Customer (the "Reinsured Business") pursuant to the Reinsurance Agreement between the parties effective January 1, 2003 (the "Reinsurance Agreement");

         NOW, THEREFORE, in consideration of the foregoing and the mutual promises set forth in this Agreement, the parties, intending to be legally bound, hereby agree as follows:

         Section 1. Definitions. Capitalized terms used herein and not otherwise defined in this Agreement shall have the meaning given to them in the Reinsurance Agreement.

         "Affiliate" of a specified Person means a Person that (at the time when the determination is to be made) directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the specified Person. As used in the foregoing sentence, the terms "control" (including, with correlative meaning, the terms "controlling," "controlled by" and "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

         "Basic Costs" means the costs of performing the Services as further described in Section 6.1 of this Agreement.

         "Basic Services" means and includes the computer processing, communication, financial, certain specific regulatory compliance and other services to be provided by Supplier as described in a Schedule 2.1 attached to this Agreement.

         "Business Hours" means the hours (in Cincinnati, Ohio time) ranging from 7:00 a.m. to 8 p.m. Monday through Friday and 7:00 a.m. to 5 p.m. on Saturday, excluding Supplier's U.S. holidays. Such hours are subject to change by Supplier upon ten (10) days prior written notice to Customer, provided that Supplier is subject to any such change. Business Hours only applies to applications in production.



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         "Confidential Information" has the meaning set forth in Section 8 of this Agreement.

          "Customer Equipment" means and includes computer hardware (including desktops/laptops and peripherals), telecommunications equipment and other equipment, materials and media and which have been purchased, developed or are otherwise owned or licensed by Customer.

         "Customer Software" means and includes (a) Software programs installed on or after the date of this Agreement on Equipment or Customer Equipment which are used in connection with the Reinsured Business and which have been developed by or are otherwise owned or licensed by Customer and (b) those additional Software programs from time to time developed or acquired or licensed by Customer primarily for the Reinsured Business and installed for use pursuant to this Agreement.

         "Damages and Claims" means all losses, claims, damages, costs, expenses, fines and penalties, liabilities and judgments, including, without limitation, court costs, expenses and attorneys and experts fees reasonably incurred.

         "Data" means the records, data, files, input materials, reports, forms, manuals, filings (and any other written communications with regulatory bodies or governmental agencies) and other data used in connection with the conduct of the Business.

         "Documentation" means any and all written, printed and computer sourced materials, books and records, including, but not limited to, training manuals, installation and operating proceedings, job control (JCL) program and system diagrams, record and file layouts, filings, forms, statistical compilations and reports used in connection with the conduct of the Reinsured Business.

         "Employee" means any individual who is an employee of another Person.

         "Enhancements" means, with respect to any Services, any and all corrections, modifications, upgrades or enhancements which are implemented or installed.

         "Enterprise Contracts" means Supplier's enterprise contracts with third parties for products or services that include Customer (or certain of its Affiliates) in the scope of the contract or through which Customer (or certain of its Affiliates) have contracted for products or services from time to time, including but not limited to the contracts listed on Schedule 9.2/9.3.

         "Equipment" means such computer hardware (including desktops/laptops and peripherals), telecommunications equipment and other equipment and materials utilized by Supplier from time to time to provide Services to Customer under this Agreement or in connection with the provision of such Services. Equipment does not include Customer Equipment. Unless explicitly stated elsewhere in this Agreement, all Equipment purchased or supplied by Supplier shall be considered the sole property of Supplier.

         "Exclusive Results" has the meaning set forth in Section 7.1.1 of this Agreement.

         "Independent Contractor" has the meaning set forth in Section 2.4 of this Agreement.



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         "Initial Implementation Services" has the meaning set forth in Section
2.2.1 of this Agreement.

         "Law" means any law, ordinance, rule or regulation enacted or promulgated, or any order issued or rendered by, any governmental entity.

         "Licensed Software" means and includes any Software which is licensed to Supplier and which is used and necessary in connection with the conduct of the Business in the ordinary course of business and otherwise to perform any of the Services.

         "Non-Exclusive Results" has the meaning set forth in Section 7.1.2 of this Agreement.

         "Pass Through Charges" means those expenses not otherwise covered by the Reinsurance Agreement that are incurred on or after the date of this Agreement as direct costs to the Business (consistent with past practice), or expenses otherwise paid by Supplier on Customer's behalf pursuant to this Agreement including, but not limited to, charges for leased furniture, fixtures and equipment; certain software license fees including all fees related to products used primarily in the Business; a pro-rata share of applicable fees and charges under contracts for products or services benefiting both Supplier and Customer (or any of their affiliates); agency license and appointment fees; agency commissions; expenses associated with boards, bureaus and associations; motor vehicle registration (MVR) reports; postage and printing costs; long distance, cellular phone and remote data network access charges; video conferencing charges, auto inspection fees; regulatory rate actions and excess profit refunds; sales and use taxes and surcharges applicable to the Business; reasonable travel and travel related expenses of Supplier personnel performing the Services; certain outside vendor fees and any other items specifically identified as Customer's responsibility in this Agreement and accompanying schedules. To the extent any Pass Through Charges relate to a period of time beginning prior to the date of this Agreement and ending after the date of this Agreement, Pass Through Charges shall include Customer's pro rata share of such charges. Notwithstanding the foregoing, Pass Through Charges shall be invoiced as separate items and shall not include items reflected in any Basic Costs. In addition, as part of their duties under Section 2.3, the Primary Contacts of Supplier and Customer shall consult on the appropriate methodology for allocation of charges as soon as practicable with respect to existing contracts with third parties affecting both Supplier and Customer and prior to contract inception with respect to any such contracts in the future.

         "Reinsurance Agreement" has the meaning set forth in the recitals of this Agreement.

         "Reinsured Business" has the meaning set forth in the recitals of this Agreement.

         "Subsidiary" means and includes those entities that are directly, or indirectly through one or more intermediaries, controlled by another entity. The term "controlled by" means the possession, directly or indirectly, of the power to direct of cause the direction of the management and policies of an entity, whether through the ownership of voting securities, by contract or otherwise.

         "Supplemental Services" has the meaning set forth in Section 2.1 of this Agreement.


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         "Supplier's Software" means and includes the Software programs owned by
Supplier used and necessary in the conduct of the Business.

         "Services" means and includes the Basic Services and the Transition Services (including the Initial Implementation Services).

         "Software" whether used separately or as part of any other defined term, means any program, spreadsheet or algorithm, whether in source code or object code, and in whatever form or media stored, used in connection with the computer processing and storage of Data, and any Enhancements thereto.

         "Term" means the period beginning on the date of this Agreement and continuing until the Termination Date.

         "Termination Date" means the date which is the earlier of (a) the final expiration of the Term of this Agreement for all Services or (b) the effective date of termination specified in any notice of termination delivered pursuant to
Section 9 of this Agreement.

         "Transition Procedures" has the meaning set forth in Section 2.2.1 of this Agreement.

         "Transition Services" has the meaning set forth in Section 2.2.2 of this Agreement.

         Section 2. The Services. During the Term, subject to the remaining terms and conditions of this Agreement, Supplier shall perform and provide, and cause its Subsidiaries to perform and provide, to Customer and Customer's Subsidiaries all of the Basic Services and the Transition Services to be provided pursuant to this Agreement.

         2.1 Basic Services. Supplier shall perform and provide to Customer all of the Basic Services (a) described in Schedule 2.1(a) with respect to non-employee related services for the Reinsured Business, (b) described in
Schedule 2.1(b) with respect to non-employee related services for the non-Reinsured Business, (c) described in Schedule 2.1(c) with respect to certain holding company services performed for Customer, (d) described in Schedule 2.1(d) with respect to employee related services for the Business and (e) described in Schedule 2.1(e) with respect to technology related services for the Business, all in a manner to enable Customer to operate the Business in the ordinary course of business consistent with past practice and in accordance with
Section 2.9. The Primary Contacts of Supplier and Customer shall consult with one another to resolve any ambiguity concerning the scope of Basic Services provided under this Agreement. This Agreement is intended to cover only Basic Services and Transition Services (as described below). Any other service (a "Supplemental Service") shall be outside of the scope of this Agreement and shall only be performed after execution of a mutually agreed upon work order. Pricing for any Supplemental Service shall be based on Supplier's costs then in effect, taking into account rates for any comparable Basic Service categories provided under this Agreement.

         2.2 Transition Services.

             2.2.1 Supplier will use reasonable efforts to provide for the continuity of service to the Business after the date of this Agreement to ensure that Customer can continue to operate the Business in the ordinary course of business as it exists on the date of this Agreement.


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These efforts include performing those services necessary (as determined by the
Primary Contacts) to be able to support the provision of any Basic Services as well as any services necessary to segregate Customer's operations from Supplier's to enable Customer to operate independently ("Initial Implementation Services"). Supplier will work in good faith with Customer to complete the Initial Implementation Services as soon as practicable after the date of this Agreement.

               The parties agree that legal services performed by Supplier to effect the legal transfer of Great Texas County Mutual Insurance Company, Great American Contemporary Insurance Company, El Aguila Compania de Seguros, S.A. de C.V., Insurance (GB) Limited and Leader National Agency of Texas, Inc. through a contribution and/or dividend process, including securing required regulatory approvals, shall be treated as Initial Implementation Services and shall not be subject to charge under this Agreement.

               The Parties' Primary Contacts shall communicate regularly regarding the time and effort expended in providing Initial Implementation Services, with the understanding that such services are to be transitory in nature. Any request or series of requests for Initial Implementation Services after the date that is three months after the date of this Agreement requiring more than 20 hours of effort in the aggregate must be agreed to in writing by the Primary Contacts and shall be subject to charge as either a Basic Service at rates set forth in the applicable Schedule 2.1 or as a Supplemental Service at rates determined in accordance with the last sentence of Section 2.1.

               2.2.2 Supplier and Customer will also cooperate in developing a series of practices and procedures to be performed in connection with the termination of this Agreement (whether as a result of the expiration of the Term of this Agreement or an earlier termination as provided for in Section 9 of this Agreement), which procedures (the "Transition Procedures") shall be designed to satisfy Customer's reasonable requirements for transition of Services at termination in such a manner that the performance of Services and the Business are not adversely disrupted. All written Transition Procedures agreed to in writing by the parties hereto shall be deemed to be amendments to this Agreement, to be considered a part hereof as if fully incorporated herein.

               2.2.3 The "Transition Services" shall include (a) the Employees of Supplier in (i) the development, review, and maintenance of Transition Procedures and (ii) the performance and execution of the Transition Procedures as contemplated by Section 2.3 of this Agreement and (b) all computer processing, communication, financial, regulatory compliance and other services provided in connection therewith which are not otherwise part of the Basic Services, but shall exclude any programming of software (unless otherwise agreed) performed with respect to Transition Services in connection with the termination of this Agreement.

               2.2.4 The Transition Procedures shall expressly include (a) detailed plans for the orderly removal and transfer between the parties of assets which are the respective property of the other or to which the other has no further right of use upon any termination, (b) plans for the orderly transition of the Reinsured Business to Customer's paper, (c) an opportunity for Customer to run, during the Term, the new information system to be utilized by it after the Termination Date on a parallel basis with the system provided herein, to ensure an orderly


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transition, provided, however, Customer shall run the new information system on its system without any material disruption to or interference with Supplier's system and (d) access to the then existing Documentation and reasonable access in Supplier's sole discretion to personnel engaged in the operation of Supplier's information systems relating to the Services to support the transition to Customer's systems.

               2.2.5 Except with respect to any Initial Implementation Services described in Section 2.2.1, all costs and expenses of performing Transition Services under this Section 2.2, specifically including software programming in conjunction with proper formatting and transfer of data under Section 2.6.3, shall be billed on a time and materials basis in accordance with Section 6.1.

         2.3 Single Point of Contact. Supplier hereby designates Robert E. Maly and Customer hereby designates Roger Smith to be the Primary Contact (the "Primary Contact") that the other party shall contact regarding any matter relating to this Agreement. The Primary Contacts will endeavor to meet at least quarterly to review contract issues, including the proper allocation of Pass Through Charges (as described in the definition thereof) and the scope of Basic Services provided under Section 2.1, and will specifically address any possible elimination of Services under Section 9.2. In the event that the Primary Contact designated by Customer or Supplier is unresponsive or otherwise unsatisfactory to the other party in its reasonable judgment, Customer and Supplier agree to replace the applicable designated Primary Contact upon receipt of a written request setting forth the reasons for removal and signed by an officer of the party requesting removal. Neither Customer nor Supplier shall request removal of a Primary Contact for any reason that would give rise to any violation of law.

         2.4 Additional Operating Requirements. Provided that Supplier is able to provide the Services to Customer at the quality levels set forth in Section 2.9, Supplier shall have the right from time to time, acting in good faith and with reasonable discretion in accordance with its own internal policies and procedures then in effect, and without the prior approval or consent of Customer, to determine which Equipment (or other resources used to provide the Services) shall be used to perform the Services.

         2.5 Third Parties. Supplier may use qualified independent contractors, consultants and independent third parties (such independent contractors or other independent third parties collectively referred to as "Independent Contractors") to perform any of the Services. The applicable schedule will state if any such charges for Basic Services may qualify as Pass Through Charges. To the extent practicable, Supplier shall advise Customer of any other third party fees to be considered Pass Through Charges in connection with any Basic Services or Transition Services prior to contracting for such services and shall attempt to secure Customer's approval thereof. Customer agrees to be responsible for contractual commitments made by it or its Affiliates under any Enterprise Contracts. Specifically with respect to the VESTA Contract (as identified on Schedule 9.2/9.3), an existing Enterprise Contract for telecommunications services and equipment benefiting Supplier and Customer, Customer acknowledges its responsibilities and agrees to sign a "Specially Designated Affiliate User" joinder agreement (substantially in the form contemplated by the VESTA Contract) that will include provisions ensuring Customer's direct assumption of financial responsibility for its proportionate share of


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charges and minimum annual commitments for all service categories contemplated by the VESTA Contract at the time of its execution.

         2.6 Equipment, Customer Equipment, Facilities and Information.

            2.6.1 During the Term of this Agreement, (i) Supplier shall provide and maintain, as part of the Basic Services (subject to the limitations in Schedule 2.1), all Equipment, Software, and related facilities and materials (other than those which are the property, or are otherwise under the custody or control of Customer, including without limitation Customer Equipment and Customer Software) required for the performance of the Services in accordance with the terms of this Agreement and specifically at the standard of care set forth in Section 2.9, reasonable wear and tear excepted and (ii) Customer shall maintain in Customer's offices (or any successor location) during the Term, at no expense to the Supplier, all Customer Equipment and Customer Software required in order to permit the Supplier to provide Services to Customer under this Agreement. Customer Equipment and Customer Software shall be upgraded consistent with reasonable business practices and Supplier's practices for Services provided. Any Data migration or any implementation, maintenance or Enhancements of Customer Equipment or Customer Software provided by Supplier will be at an additional cost to be negotiated by Customer and Supplier at the time of delivery.

            2.6.2 Customer shall provide to Supplier's Employees and Independent Contractors such access to Customer's facilities, Customer Equipment, Software and personnel as may be reasonably necessary to permit Supplier to perform the Services in a manner consistent with the requirements established by this Agreement.

            2.6.3 In conjunction with this Agreement and the Reinsurance Agreement, Customer shall furnish to Supplier all instructions, data and information in its possession, and take such other steps as may be reasonably determined by Supplier, including the general performance requirements described in Schedule 2.6.3, to be necessary (i) for Supplier to furnish the Services,
(ii) for Supplier to comply with all applicable regulatory and statutory requirements or (iii) to maintain legal and regulatory compliance with respect to the Reinsured Business. Customer and Supplier shall agree upon the format of any information to be submitted to Supplier, and Customer shall maintain and promptly provide in an accurate format all such information and shall promptly correct, at Customer's sole cost, any errors identified by Supplier. Supplier may rely upon any instructions or information provided by Customer and shall incur no liability as a result of either incorrect data or its reasonable reliance on such instructions, information or data. This provision shall survive the termination of this Agreement.

         2.7 Compliance with Law. Supplier and Customer shall use reasonable care to ensure material compliance with all applicable Laws in connection with their respective obligations hereunder.

         2.8 Non-disruption of Services. Other than for disruptions scheduled pursuant to Section 3 or excused pursuant to Section 12.6, Supplier shall provide and perform the Services throughout the Term.


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         2.9 Standard of Care. Supplier covenants to provide the Services at standards and with a level of performance and scope in all events consistent with the quality and level of performance and scope it would use in providing similar services to itself or its Affiliates and consistent with the service levels and workflow processes provided to the Business during the immediately preceding calendar year.

       Section 3. Scheduled Interruptions. If, in addition to regularly scheduled outage time for maintenance and backup, Supplier determines during the Term to modify, repair or replace any Equipment or Software or other resources used to perform the Services in such a manner as to require one or more scheduled interruptions of Supplier's ability to perform the Services, Supplier shall give reasonable advance written notice to Customer and cooperate in good faith to arrange scheduling and similar issues in order to minimize the disruption of Customer's ongoing business operations.

       Section 4. Use of Equipment and Software.

         4.1 Existing Equipment and Software

            4.1.1 Supplier shall assist Customer in obtaining any Licensed Software licenses needed for the provision of Services hereunder and required by the Licensed Software vendors. Under certain circumstances Customer may be required to obtain such licenses. Customer shall hold Supplier harmless from and against any Damages or Claims incurred by Supplier as a result of Customer's failure to obtain or maintain any licenses for the Licensed Software.

            4.1.2 In the event that Supplier obtains any licenses or pays any fees, expenses or costs on behalf of Customer with respect to the continued use of Software in the performance of the Services, Supplier shall prepare an invoice and other supporting Documentation with respect to such amounts and Customer shall reimburse Supplier for all such amounts within 30 days of invoice date, unless Customer is disputing such invoice in good faith in accordance with
Section 6.8.

         4.2 Customer Equipment and Customer Software

            4.2.1 Use of Customer Equipment and Customer Software. Supplier shall use all Customer Equipment and Customer Software installed and implemented pursuant to this Agreement exclusively for the performance of Services and for no other purpose; provided Supplier and its Affiliates shall not be restricted from using Customer Software for which they independently acquire or previously possess the necessary rights. Supplier shall not be responsible to Customer for any Damages and Claims resulting from the installation or implementation of any Customer Equipment and/or Customer Software unless caused by the gross negligence or willful misconduct of Supplier, its employees, agents or contractors.

            4.2.2 Customer Payments In addition to amounts payable by Customer pursuant to Section 4.1, Customer shall also be responsible for the reimbursement to Supplier of certain incremental costs approved by Customer (after any required consultation between the Primary Contacts) associated with the maintenance by Supplier of Software which supports any of the Licensed Software described in Section 4.1. In the event any Enhancement or release of


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any such Licensed Software described in Section 4.1 is required by the licensor thereof to be installed by Supplier, Customer shall reimburse Supplier the amounts reasonably required to upgrade the related Licensed Software to permit it to run satisfactorily with the new Enhancement or release of the Software.

            4.3 DISCLAIMER. SUPPLIER, AS TO ANY LICENSED SOFTWARE OR ANY OTHER SOFTWARE PROVIDED BY IT OR ANY OF ITS AFFILIATES HEREBY EXPRESSLY DISCLAIMS ALL REPRESENTATIONS AND WARRANTIES, EXPRESS OR IMPLIED, RESPECTING SUCH SOFTWARE, INCLUDING, WITHOUT LIMITATION, ANY REPRESENTATIONS OR WARRANTIES AS TO MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

         Section 5. LIMITATION OF LIABILITY. NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR SPECIAL, INDIRECT, INCIDENTAL, CONSEQUENTIAL, EXEMPLARY OR PUNITIVE DAMAGES OR FOR ANY FORM OF DAMAGES OTHER THAN DIRECT DAMAGES ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR THE SUBJECT MATTER HEREOF. NOTWITHSTANDING THE FOREGOING, THE LIMITATIONS OF LIABILITY IN THIS AGREEMENT SHALL NOT APPLY TO LIMIT A PARTY'S INDEMNIFICATION OBLIGATIONS UNDER THIS AGREEMENT OR DAMAGES ARISING SOLELY FROM FRAUD OR WILLFUL MISCONDUCT.

         Section 6. Costs; Invoicing and Payments.

            6.1 Basic Costs. Subject to the remaining terms and conditions of this Agreement, in consideration of the performance of the Services by Supplier, Customer shall pay Supplier on a monthly basis an amount for all Services calculated in accordance with each Schedule 2.1, in addition to any applicable Pass-Through Charges. The monthly invoice shall provide a detail of the Pass-Through Charges as well as the items listed on each Schedule 2.1. At each anniversary of this Agreement, Supplier shall apply a cost of living adjustment based on the U.S. Department of Labor Bureau of Labor Statistics Consumer Price Index for Cincinnati-Hamilton, OH-KY-IN to amounts set forth on each Schedule
2.1 (except for Schedule 2.1e) as described therein. Such adjustment shall be effective on the first day of the ensuing month.

            6.2 Transition Costs. Costs for Transition Services shall be included within the monthly invoice as described in Section 6.1. Transition Services shall be provided at rates based on Supplier's costs then in effect at the time of execution of an agreed upon work order for such Transition Services, taking into account rates for any comparable Basic Service categories provided under this Agreement. In connection with any Transition Services, subject to
Section 2.5, Customer agrees to pay for any amounts incurred on its behalf that are charged by an Independent Contractor.

            6.3 Method of Payment. Commencing April 1, 2003, Supplier shall invoice Customer on a monthly basis an amount equal to the sum of (a) the Basic Costs for the preceding month and (b) Pass Through Charges for the preceding month; provided, however, that the first invoice shall cover such costs and charges for the preceding three months. All undisputed


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amounts so invoiced will be due and payable 20 days after receipt of invoice.
Any disputed amounts shall be paid upon resolution in accordance with Section
6.8.

            6.4 Late Payment Penalty. Subject to Section 6.8, if Customer fails to pay any invoice or other amount owed hereunder when due, Supplier may add an interest charge of 1% per month, or the maximum rate allowed by law if less, on the outstanding balance until paid in full.

            6.5 Taxes. Customer shall pay all taxes that are applicable to or are measured directly by payments made under this Agreement, including without limit, sales, use, excise or value-added taxes; provided, however, that Supplier shall report and pay income taxes, if any, arising out of the payments made by Customer to Supplier under this Agreement. Supplier shall also pay all payroll taxes of its Employees providing Services under this Agreement.

            6.6 Audit Rights. With five business days prior written notice from Customer, during reasonable business hours, Supplier shall make available its financial books and records pertaining to the Services in an organized manner to Customer to permit an efficient audit of the Pass-Through Charges; provided, that Customer shall only have one opportunity to audit any specific period of time and shall not be permitted to re-examine any prior audit materials unless any dispute involving such prior audit materials remains unresolved. Any audit shall be limited to a two week period of time, provided, however, that should Supplier fail to comply with Customer's reasonable requests in connection with such audit or otherwise fail to assist Customer in conducting such audit, the period of time for the audit shall be extended for as long as Customer, in good faith and in its reasonable discretion, determines is required to complete the audit. Customer shall only request an audit in good faith and with a reasonable basis to challenge Supplier's invoicing of Pass Through Charges (after discussion between the Primary Contacts) and shall endeavor not to request an audit under this Agreement more often than once every six months. All information provided in connection with an audit shall be treated as Confidential Information. If Supplier agrees with the results of the audit, Supplier shall pay to Customer the amounts of any discrepancies discovered in an audit conducted pursuant to this Section within two weeks of the conclusion of such audit. If Supplier does not agree with the result of the audit, Supplier shall, if required, pay the amounts of any discrepancies upon final resolution of the matters in accordance with Section 11 of this Agreement. Customer shall bear the costs of the audit, unless the audit shall discover a discrepancy to Customer's detriment greater than 5% in the amount of Pass-Through Charges claimed by Supplier under this Agreement versus the actual amount for any 12-month period, in which case Supplier shall bear 75% of the cost of the audit subject to a maximum amount of $10,000.

            6.7 Offsets. No party shall have any right to offset amounts due under this Agreement against any sums owed to it by the other or their respective Affiliates, without the express prior written consent of the party against whom such right of offset is to be exercised.

            6.8 Disputed Payments. Disputes concerning payments owed under this Agreement that cannot be resolved by the parties shall be resolved following the guidelines set forth in Section 11 of this Agreement. In addition, notice of any disputed invoiced amounts shall be communicated orally by Customer to Supplier within 20 days of receipt of invoice (except for the results of audits conducted pursuant to Section 6.6), with the written submission required by


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Section 11 of this Agreement required within 30 days of receipt of invoice.
Payments owed by either party and resolved prior to formal arbitration proceedings shall be paid within 15 days of resolution. Payments owed by either party and resolved only after formal proceedings, as set forth under Section 11 of this Agreement, shall be paid on the basis determined by the formal proceeding.

    Section 7. Ownership of Property and Data.

       7.1 Copyright.

            7.1.1 Exclusive Results. Supplier expressly acknowledges that all rights of any kind and character whatsoever in and to all Data and all of the products resulting from the Services performed for Customer during the Term of and pursuant to this Agreement, which pertain exclusively to the Business (the "Exclusive Results"), including, without limitation, all compilations of such Data created by Supplier as well as such Data previously owned by Supplier shall, from the inception of creation, be owned by Customer for use in any manner or media, whether now known or hereinafter discovered, throughout the world in perpetuity. The parties hereby acknowledge and agree that, for copyright purposes, the Exclusive Results were, are and shall be deemed "a work made for hire" under the Copyright Act of 1976, as amended, 17 U.S.C. 101 et. seq. (the "Copyright Act"). The Exclusive Results and any other works derived from and/or embodying the Exclusive Results which pertains exclusively to the Business shall be the sole and exclusive property of Customer, which shall have all rights of ownership therein and incident thereto. To the extent that the arbitration panel described in Section 11 of this Agreement (or, if required, a court of competent jurisdiction) subsequently determines that the Exclusive Results are not properly characterized as "works for hire" under the Copyright Act, Supplier hereby irrevocably and absolutely assigns, conveys and grants to Customer all right, title and interest in and to the Exclusive Results (including but not limited to all copyrights and any renewals thereof), and any ideas and information embodied therein, in perpetuity throughout the world. Regardless of whether the Exclusive Results are deemed to be "a work for hire" or not, Customer hereby grants to Supplier a non-exclusive, nontransferable, worldwide, perpetual license to use and/or modify the Exclusive Results. The terms of this paragraph shall survive the termination or expiration of this Agreement.

            7.1.2 Non-Exclusive Results. Customer expressly acknowledges that all rights of any kind and character whatsoever in and to all Data and all of the products resulting from the Services performed for Customer during the Term of and pursuant to this Agreement, which pertain to the business of Supplier and its Affiliates, as well as the Business (the "Non-Exclusive Results"), including, without limitation, all compilations of Data created by Supplier, Data previously owned by Supplier, as well as any other works derived therefrom or any work embodying the Non-Exclusive Results (and any works that are derived from or embodying the Exclusive Results, but which do not pertain exclusively to the Business) shall be the sole and exclusive property of Supplier. Customer acknowledges and agrees that it shall not claim or attempt to claim, any ownership or other intellectual property rights in any of the Non-Exclusive Results except as provided under this Section 7.1.2. Supplier hereby grants to Customer and its successors pursuant to Section 12.7 hereof a non-exclusive, nontransferable, worldwide, perpetual license to use and/or modify the Non-Exclusive Results, excluding, however, the Non-

Exclusive Results listed on Schedule 7.1.2. The terms of this paragraph shall survive the termination or expiration of this Agreement.

        7.2 Other Interests. Subject to Section 7.1 hereof, Customer acknowledges that nothing contained in this Agreement shall vest in Customer, nor shall Customer claim or attempt to claim, any ownership or other intellectual property rights in any Data of Supplier or in any of Supplier's Software and Equipment (other than rights of use contemplated by Sections 4 and 7.1 of this Agreement and Customer Equipment). Subject to Section 7.1 hereof, Supplier acknowledges that nothing contained in this Agreement shall vest in Supplier, nor shall Supplier claim or attempt to claim, any ownership or other intellectual property rights in any Customer Equipment or Customer Software, if any (other than rights of use contemplated by Sections 4 and 7.1 of this Agreement).

        7.3 License Agreement. Simultaneously with the execution of this Agreement, Supplier and Customer shall enter into a License Agreement granting to Customer the right to use certain intangible and intellectual property assets of Supplier, including (a) a non-exclusive, royalty free, limited license to use the name "Great American" in connection with (i) the Reinsured Business during the term of the Reinsurance Agreement and (ii) servicing the Direct Business of Supplier as described in a separate services agreement, provided that Customer shall not misappropriate, misrepresent or otherwise infringe, abuse or diminish the value of the name Great American, and
(b) a perpetual, non-exclusive, royalty free license to the "Driver Club" product and associated intellectual property rights.

    Section 8. Confidentiality.

        8.1 Definition. For purposes of this Agreement, the term "Confidential Information" means the following items, whether currently existing or created in the future:

            8.1.1 all knowledge or information concerning the Business or concerning the proprietary information of the Supplier or Customer, or their respective Affiliates, which is not already available to the public, such as internal operating procedures; investment strategy; sales data and customer lists; financial plans, projections and reports; insurance programs, plans and products; Exclusive Results and Non-Exclusive Results.

            8.1.2 all knowledge or information concerning assets owned, leased, licensed and/or developed by or for the Supplier or Customer, or their respective Affiliates, and not available to the public, such as computer systems, programs, Software and devices, plus information about the design, methodology and Documentation relating to such assets;

            8.1.3 information about or personal to insureds, clients, agents, Employees or applicants (for employment, products or services) of the Supplier or Customer or their respective Affiliates or otherwise relating to the Business;

            8.1.4 information, materials, products or any other tangible or intangible assets in the possession or under the control of the Supplier or Customer, or their respective Affiliates, which is proprietary to, or confidential to or about any other Person; and

            8.1.5 records and repositories of the foregoing, however maintained.

The foregoing notwithstanding, "Confidential Information" shall not be considered to include information which (i) was publicly known and made generally available in the public domain prior to the time of disclosure by the disclosing party; (ii) becomes publicly known and made generally available after disclosure by the disclosing party to the receiving party through no action or inaction of the receiving party; (iii) is already in the possession of the receiving party at the time of disclosure by the disclosing party as shown by the receiving party's files and records immediately prior to the time of disclosure; (iv) is obtained by the receiving party from a third party without a breach of such third party's obligations of confidentiality; (v) is independently developed by the receiving party without use of or reference to the disclosing party's Confidential Information, as shown by documents and other competent evidence in the receiving party's possession; (vi) is required to be disclosed by the receiving party to a regulatory authority or (vii) is otherwise required by law to be disclosed by the receiving party, provided that the receiving party gives the disclosing party prompt written notice of such requirement prior to such disclosure and assistance in obtaining an order protecting the information from public disclosure. The failure to mark any material or information "confidential" shall not affect the confidential nature thereof.

            8.2 Obligations of Customer. Customer shall, and shall cause its Affiliates to, hold all Confidential Information pertaining or belonging to Supplier or its Affiliates, including, but not limited to, information relating to third party owned software, in the strictest confidence at all times, making no use thereof other than in connection with this Agreement or the negotiations between the parties to this Agreement. Furthermore, Customer shall not, without the prior approval of an appropriate officer of Supplier, release any such Confidential Information to any Person not directly involved in the activities contemplated under this Agreement. However, any such Confidential Information may be disclosed to Persons employed or retained by Customer who are directly involved in the activities contemplated hereby, it being understood that, in any event, Customer shall be responsible for any breach of this Section 8 by any such Person. Upon reasonable request by Supplier, Customer shall execute a confidentiality or nondisclosure agreement in favor of any third party software vendor and shall cause any Person employed or retained by it to sign a form of confidentiality agreement previously approved by Supplier.

            8.3 Obligations of Supplier. Supplier shall, and shall cause its Affiliates to, hold all Confidential Information pertaining or belonging to Customer, or any of its Affiliates, in the strictest confidence at all times, making no use thereof other than in connection with this Agreement or the negotiations between the parties to this Agreement. Furthermore, without the prior approval of an appropriate officer of Customer, Supplier shall not, and shall not permit its Affiliates to, release any Confidential Information pertaining or belonging to Customer, or any of its respective Affiliates, to any Person not directly involved in the activities contemplated under this Agreement. However, any such Confidential Information may be disclosed to Persons employed or retained by Supplier who are directly involved in the activities contemplated hereby, it being understood that, in any event, Supplier shall be responsible for any breach of this Section 8 by any such Person.

            8.4 Relief. Each party agrees that if the arbitration panel described in Section 11 herein determines that the receiving party has breached, or attempted or threatened to breach, any of its confidentiality obligations to the disclosing party or the disclosing party's proprietary rights, the disclosing party will be entitled to obtain appropriate injunctive relief and other measures restraining further, attempted or threatened breaches of such obligations.

    Section 9. Term and Termination.

        9.1 Term. The Term of this Agreement shall commence on the date of this Agreement and shall continue for a three-year period ending on the third anniversary of this Agreement.

        9.2 Mutual Termination of Services. The parties contemplate that many of the Services will be gradually eliminated throughout the Term and agree to the following procedures for eliminating a specific Service from the scope of this Agreement:

            9.2.1 At any time, either of the parties' Primary Contacts may notify the other (which notice must be in writing) that a particular Service listed on an applicable Schedule 2.1 is no longer needed to be provided and can be eliminated (including the associated Basic Costs, if inapplicable to any remaining Services), effective as of the first day of the ensuing month or a different period if mutually agreed to by the parties. If the Primary Contacts agree that a particular Service or particular Services (and the associated Basic Costs) can be eliminated, then they will promptly execute a service elimination form, in the form attached hereto as Appendix II (each, an "Elimination Form"). Each party represents and warrants that their respective Primary Contacts shall have the authority to execute an Elimination Form or the Final Elimination Form (as defined below), and such document shall be binding on the party; provided, however, that no termination affecting any Enterprise Contract specifically set forth on Schedule 9.2/9.3 shall be effective until the end of such contract's then-current term, unless otherwise agreed by Supplier. Upon execution, all Elimination Forms will amend the remaining Services (and associated Basic Costs) obligations of the parties as described herein.

            9.2.2 Except as expressly provided in an Elimination Form, such form is not intended to modify, eliminate or alter any other Services (or associated Basic Costs) obligation of the parties and in no event shall it modify, eliminate or alter any other obligations, or any representations or warranties of the parties.

            9.2.3 The parties anticipate that the parties will gradually diminish the Services obligations. If all remaining Services are eliminated, then that Elimination Form will be deemed to be the final one, must indicate the same, and will terminate the Services obligations (and all associated Basic Costs obligations) pursuant to this Agreement, effective at the end of the Term or a shorter period, if mutually agreed to by the parties (the "Final Elimination Form").

        9.3 Termination by Customer. Except as provided below in this Section, in addition to its rights under Section 9.2, Customer shall have the right at any time, upon 180 days written notice to Supplier, to terminate the obligation of Supplier to perform any or all of the Services; provided, however, that no termination affecting any Enterprise Contract specifically set forth on Schedule 9.2/9.3 shall be effective until the end of such contract's then-current term, unless otherwise agreed by Supplier. Upon receiving any such notice, Supplier shall, subject to the foregoing proviso, (a) terminate performance in accordance with the terms specified in such notice and (b) cooperate with Customer in accordance with any Transition Procedures related to the Services being terminated to assure that performance of such Services may be continued by Customer (or its designee) without adverse disruption to the Business. Any such Transition Procedures shall account for Customer's continuing obligation under Section 2.6.3 to provide timely and accurate data to Supplier. Customer and Supplier shall execute an Elimination Form for any termination under this Section.

            9.4 Termination by Supplier. If Customer fails to pay undisputed invoiced amounts (including, without limitation, amounts determined pursuant to Section 11 to be owing to Supplier) within thirty (30) days after receipt of a written notice from Supplier, Supplier may terminate this Agreement. In the event of a failure of Customer to perform any other obligation under this Agreement for a period of thirty (30) days following receipt of Supplier's written notice, Supplier may terminate this Agreement provided that Supplier shall be required to pursue the dispute resolution process in Section 11 prior to exercising such right of termination.

            9.5 Obligations upon Termination. Upon any termination pursuant to
Section 9 of this Agreement, Customer shall have no further payment obligations relating to the terminated Services; provided, however, that no such termination relating to any or all of the Services shall relieve Customer of its obligation
(a) to pay Supplier the remaining unpaid balance of any Basic Costs (including costs for any Transition Services) and Pass Through Charges due and payable through the date of termination, as well as any Pass Through Charges that are incurred during the Term but are not yet due and payable, (b) for contractual commitments made on behalf of Customer or its Affiliates under any Enterprise Contracts, or (c) to provide timely and accurate data to Supplier pursuant to
Section 2.6.3. Provided Supplier has acted in good faith, Supplier shall not be required to perform its obligations under the Transition Procedures or any other obligations under this Agreement beyond the date which is 180 days after the Termination Date. Nothing contained in this Section 9 shall serve to relieve Supplier from its payment obligations to Customer under this Agreement, including, but not limited to, any amounts due Customer pursuant to Section 6,
Section 10 or Section 11.

    Section 10. Indemnification. Subject to the terms of Section 5, in addition to any indemnity either party may be expressly entitled to under other provisions of this Agreement, the parties shall be entitled to indemnification to the extent and upon the terms set forth in this Section 10.

        10.1 Indemnification by Supplier. Supplier shall indemnify, defend and hold Customer and its Affiliates harmless from and against any fines and penalties (and any costs incident thereto) arising solely from Supplier's action or inaction under the terms of this Agreement. In addition, Supplier shall indemnify, defend and hold Customer harmless from and against any Damages and Claims incurred by reason of:

            10.1.1 the breach by Supplier of this Agreement, including the representations, warranties and covenants of Supplier contained herein;

            10.1.2 any Person acting on behalf of Supplier in connection with this Agreement, including without limitation, any fee claimed by such Person;

            10.1.3 any claim that any Software utilized in providing the Services (other than Customer Software) violates any patent, trademark, copyright, trade secret or any other proprietary right of any Person, but in the case of any such Software, only to the extent that Supplier is able to successfully obtain indemnification therefor from the licensor thereof; or

            10.1.4 the performance by Supplier of the Services under this Agreement to the extent caused by Supplier's gross negligence or willful misconduct.

            10.2 Indemnification by Customer. Customer shall indemnify, defend and hold Supplier and its Affiliates harmless from and against any Damages and Claims incurred by reason of:

            10.2.1 the breach by Customer of this Agreement, including the representations, warranties and covenants of Customer contained herein;

            10.2.2 actions taken by Supplier in reliance upon written instructions or orders received from Customer in connection with the Services provided hereunder;

            10.2.3 any Person acting on behalf of Customer in connection with this Agreement, including without limitation, any fee claimed by such Person;

            10.2.4 any claim that any Customer Software violates any patent, trademark, copyright, trade secret or any other proprietary right of any Person, but in the case of any such Customer Software, only to the extent that Customer is able to successfully obtain indemnification therefor from the licensor thereof; or

            10.2.5 subject to Section 10.1, the performance by Supplier of the Services under this Agreement unless caused by Supplier's gross negligence or willful misconduct.

        10.3 Notification. Any Person entitled to assert a claim or demand for indemnification under this Section 10 (the "Indemnitee"), in order to secure indemnification with respect to this Agreement, shall notify the indemnifying party hereunder (the "Indemnitor") in writing of the existence of such matter within a reasonable time based on the facts and circumstances of the situation, including the necessities of court actions. The Indemnitee shall furnish to the Indemnitor promptly such information as the Indemnitor may reasonably request in respect to such claim or demand. The Indemnitor shall have the right (but not the obligation) at its sole expense and in the name of the Indemnitee, to compromise or defend any matter involving a third party (a "Third Party Claim") for which indemnification has been sought hereunder. The Indemnitee shall cooperate and cause its Affiliates to cooperate with the Indemnitor in compromising or defending any such Third Party Claim, provided the actual out-of-pocket expenditures (other than legal expenses) incurred in such cooperation shall be paid by the Indemnitor. After notice from an Indemnitor to an Indemnitee of its election to assume the defense of a Third Party Claim, such Indemnitor shall not be liable to such Indemnitee under this Section 10 for any legal expenses subsequently incurred by such Indemnitee in connection with the defense thereof; provided that such Indemnitee shall be entitled to participate in such defense and to employ counsel, at the Indemnitee's expense, to assist it therein. If the Indemnitor does not provide the Indemnitee with a written notice of its intention to defend the Third Party Claim or does not commence to compromise or defend such Third Party Claim within thirty (30) days after receipt of notice from the Indemnitee of the existence of such claim, or if the Indemnitor disputes its liability to the Indemnitee for any sum pursuant to this Section 10 or otherwise, the Indemnitee may defend or otherwise dispose of the Third Party Claim; provided that such Indemnitee shall not consent to entry of any judgment or enter into any settlement or compromise with respect to such Third Party Claim without the written consent of the Indemnitor (which consent shall not be unreasonably withheld).

         Any other provision in this Section 10 notwithstanding, if an offer of settlement or compromise is received by an Indemnitor with respect to a Third Party Claim and such Indemnitor notifies the related Indemnitee in writing of such Indemnitor's willingness to settle or compromise such Third Party Claim on the basis set forth in such notice and such Indemnitee declines to accept such settlement or compromise, such Indemnitee may continue to contest such Third Party Claim, free of any participation by such Indemnitor, at such Indemnitee's sole expense. In such event, the obligation of such Indemnitor to such Indemnitee with respect to such Third Party Claim shall be equal to the lesser of (a) the amount of the offer of settlement or compromise which such Indemnitee declined to accept plus the amount of indemnifiable costs and expenses incurred by such Indemnitee prior to the date such Indemnitor notifies such Indemnitee of the offer to settle or compromise and (b) the actual out-of-pocket amounts such Indemnitee is obligated to pay as a result of such Indemnitee's continuing to contest such Third Party Claim.

            10.4 Sole Remedy. This section states the entire obligation and sole remedy of each of the parties with respect to any claim of infringement.

        Section 11. Informal Dispute Resolution; Arbitration. Customer and Supplier agree that any dispute, controversy, or claim arising out of or related to this Agreement (the "dispute") shall go through the following informal dispute resolution process prior to submission to arbitration. First, the dispute, together with all relevant documentation, shall be submitted in writing to a senior management representative of both Customer and Supplier and, in the case of a disputed payment under Section 6.8, within thirty (30) days after receipt of invoice. The representatives will negotiate in an effort to resolve the dispute without the necessity of any formal proceeding. If the representatives cannot resolve the dispute within fifteen business days of receipt of written notice, the dispute may be submitted to arbitration.

         If any dispute, controversy or claim arising out of or related to this Agreement has not been resolved, the parties hereby agree to arbitration. All matters referred to arbitration shall be determined and settled according to the Commercial Arbitration Rules of the American Arbitration Association except as expressly set forth herein. Either party may demand arbitration by giving written notice to the other party stating the nature of the controversy. Arbitration shall be by three arbitrators, one of which is selected by each party and the third of which is selected by the two arbitrators so selected. Arbitrators shall have experience as insurance company executives. The arbitration shall be held in Cincinnati, Ohio or such other place as agreed upon by the parties. The arbitration panel shall allow discovery as is appropriate for the purposes of the arbitration in accomplishing fair, speedy and cost-effective resolution of disputes. The costs of arbitration, including, without limitation, reasonable attorney fees, shall be apportioned between the parties in the proportion to the amount of fault attributed to each party by the arbitration panel. There shall be no award of punitive, consequential or extra-contractual damages. The decision of the arbitration panel shall be final, conclusive and binding upon the parties and a judgment upon the award rendered by the arbitration panel may be entered into any court having jurisdiction thereof. The parties agree and stipulate that time is of the essence in conducting the arbitration of disputes. If either party unreasonably delays the process of the arbitration, the other party shall not be obligated to continue with the arbitration process, and shall have the right to legal review of the dispute.

         Section 12. Miscellaneous.

            12.1 Expenses. Except as otherwise provided in this Agreement, all costs and expenses incurred in connection with this Agreement and the Services contemplated hereby shall be paid by the party incurring such costs and expenses.

            12.2 Notices. All notices and requests in connection with this Agreement shall be given to or made upon the respective parties in writing and shall be deemed given as of the day actually received if sent by telecopy, facsimile transmission, some other form of instantaneous transmission, overnight or faster private courier, or if otherwise hand-delivered, but if deposited in the United States mails, shall not be deemed delivered until three (3) days after being sent, with postage pre-paid, certified or registered, with return receipt requested and addressed as follows:

            If to Customer:

            Infinity Property and Casualty Corporation
            2204 Lakeshore Drive
            Birmingham, Alabama 35209
            Attn.:  General Counsel

            If to Supplier:

            Great American Insurance Company
            580 Walnut Street
            Cincinnati, Ohio  45202
            Attn:  General Counsel

         Either party may change its address for notices by giving notice of same in the manner specified above.

            12.3 Entire Agreement. This Agreement, together with the Schedules to this Agreement, and such further amendments as may be incorporated into this Agreement from time to time, constitutes the complete and exclusive statement of the parties' intentions with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, whether oral or in writing, with respect to the subject matter of this Agreement. Without limiting the foregoing, this Agreement constitutes the complete and exclusive statement of the parties' intentions with respect to any compensation or reimbursement for which Customer shall be liable to Supplier or any Affiliate reinsurer of Supplier in connection with any unallocated expenses for employees and ordinary overhead expenses such as salaries, annual retainers, office expenses and other fixed expenses of Supplier, including, without limitation, any expenses in connection with the foregoing contained in the Reinsurance Agreement.

            12.4 Choice of Law. This Agreement shall be governed by and construed and enforced in accordance with the internal substantive laws of the State of Ohio, without regard to conflicts of laws principles.

            12.5 Severability. If any provision of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby, unless such invalidity, unenforceability or illegality renders the Agreement as a whole substantially unperformable.

            12.6 Force Majeure. Notwithstanding the provisions of this Agreement, neither party shall be liable in any manner for any failure to perform their obligations under this Agreement resulting in any manner from delay, failure in performance, loss or damage due to fire, strike, embargo, explosion, power blackout, earthquake, flood, act of war, terrorism, riot, governmental requirement or other causes beyond such party's reasonable control, whether or not similar to any of the foregoing (including, without limitation, actions or inactions by unrelated Persons contributing to failures to perform), for so long as such circumstances continue to exist and cause such failure to perform. If a force majeure event causes a material failure in Supplier's performance of any Services for more than two (2) consecutive days, Customer shall not be required to pay any fees or expenses for such period of time. In addition, if the force majeure event continues uninterrupted for a period of 30 consecutive days, Customer shall have the right to terminate this Agreement upon immediate written notice but otherwise in accordance with Section 9.3.

            12.7 Parties in Interest. This Agreement shall be binding upon and inure to the benefit of the parties to this Agreement and their respective successors and assigns. Nothing in this Agreement, express or implied, is intended to confer on any Person other than the parties and their respective successors and assigns any rights or remedies under or by this Agreement. The foregoing notwithstanding, neither this Agreement nor the parties' rights and obligations hereunder, nor any of these, may be assigned by either party to this Agreement without the express written consent of the other party and any purported assignment in violation hereof shall be null and void. Notwithstanding the foregoing, Customer may designate an Affiliate to receive any of the Services to be provided by Supplier provided that the scope of the Services is not increased in Supplier's sole judgment. Supplier shall have the right, without the consent of Customer but with 30 days prior written notice, to assign its rights and obligations under this Agreement to any Affiliate, provided that
(x) such Affiliate is capable of performing all of Supplier's obligations hereunder, including, without limitation, the indemnification obligations and
(y) Customer shall incur no additional expense as a result of such assignment.

            12.8 Survival. The obligations and other provisions set forth in Sections 2.6.3, 5, 7, 8, 9.5, 10, 11 and 12 of this Agreement, together with any other indemnification obligations set forth in this Agreement, shall survive any expiration or termination of this Agreement.

            12.9 No Partnership. Nothing contained in this Agreement shall be deemed or construed by the parties or any other Person to create the relationship of partnership or of joint venture. By this Agreement, Supplier and Customer intend to create an independent contractor relationship.

            12.10 Captions. The Section and Paragraph headings used in this Agreement have been inserted for convenience of reference only and shall not be construed to affect the meaning or interpretation of any provision, term or condition hereof.

            12.11 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed to be a duplicate original but all of which, when taken together, shall constitute a single instrument.

            12.12 Schedules; Order of Precedence. All provisions contained in the Schedules hereto shall have the same force and effect as though set forth in the body of this Agreement. In the event of any inconsistency between this Agreement and any Schedule, this Agreement shall take precedence.

            12.13 Interpretation. The parties are sophisticated and have each committed significant resources to the preparation and negotiation of this Agreement. As a result, Customer and Supplier agree the presumption of any laws or rules relating to the interpretation of contracts against the drafter thereof should not apply, and hereby waive any such presumption.

IN WITNESS WHEREOF, the parties to this Agreement have executed this Agreement as of the day and year first set forth above by their duly authorized representatives.

                       AMERICAN FINANCIAL GROUP, INC.

                       By:    /s/ James C. Kennedy
                       ---------------------------
                       Name:    James C. Kennedy
                       Title:   Vice President, Deputy General Counsel and
                                Secretary



                       INFINITY PROPERTY AND CASUALTY CORPORATION

                       By:     /s/  Samuel J. Simon
                       ---------------------------
                       Name:    Samuel J. Simon
                       Title:   Senior Vice President, General Counsel and
                                Secretary